Essex Investment Management Company, LLC

Proxy Voting Policy

7/31/2017

Essex Investment Management Company, LLC

Summary of Proxy Voting Policies and Procedures

Introduction	Essex views seriously its responsibility to exercise proxy voting authority over securities within its clients’ portfolios. As an investment adviser and fiduciary of client assets, Essex utilizes proxy voting policies and procedures intended to protect the value of shareholder investments and are designed to reasonably ensure that Essex votes proxies in the best interest of clients for whom Essex has voting authority. In voting proxies, we seek to both maximize the long-term value of our clients’ assets and to cast votes that we believe to be fair and in the best interest of the affected client(s). Proxies are considered client assets and are managed with the same care, skill and diligence as all other client assets.

The following is a summary of the policies and procedures that govern the voting of proxies in situations where Essex is responsible for such voting. Essex clients will either retain proxy voting authority or delegate it to Essex. If a client has delegated such authority to Essex (whether in the client’s investment management agreement with Essex or otherwise), Essex will vote proxies for that client. If a particular client for whom Essex has investment discretion has not explicitly delegated proxy voting authority to Essex, Essex will vote such client’s proxies.

Voting Agent	Essex has contracted with an independent third party, RiskMetrics Group which merged with Institutional Shareholders Services (“ISS”), to conduct in-depth proxy research, execute proxy votes, and keep various records necessary for tracking proxy voting actions taken and proxy voting materials for the appropriate client account. The third party voting agent specializes in providing a variety of fiduciary-level services related to proxy voting and researches proxy issues independent from Essex executed votes.

Essex Investment Management Company, LLC

Proxy Voting Policy

7/31/2017

Essex has adopted the third party’s proxy voting policy guidelines as its own and votes Essex’s clients’ proxies (for those clients over which it has proxy voting authority) according to those policy guidelines. Essex has adopted the third party’s custom voting policies to currently include but not be limited to the ISS Benchmark Policy and the ISS Sustainability Policy. The appropriate proxy guidelines (as chosen by Essex as they align to the client’s strategy and/or client’s legal entity status) are to be utilized by Essex for our client base for all U.S. and Global proxies.

Details of the third party’s proxy voting policy guidelines are available upon request.

In extraordinary circumstances, Essex’s Proxy Voting Committee (“Committee”) and CCO may actively issue a voting instruction. The Committee is discussed below.

Proxy Voting Committee

Essex’s Proxy Voting Committee, which is a subcommittee of the Compliance and Operating Risk Committee, is responsible for deciding what is in the best interests of clients when determining how proxies are voted. The Committee meets at least annually to review and re-approve (if the Committee determines they continue to be reasonably designed to be in the best interest of Essex’s clients), the third party’s proxy voting policies as Essex’s own proxy voting policies.

Any changes to the third party’s voting policies must be reviewed, approved, and adopted by the Committee at the time the changes occur. The Committee also would become involved in extraordinary circumstances in which Essex decides to exercise it voting discretion.

Documentation of the annual Committee meeting and its results, including any annual due diligence of ISS to ensure they continue to have the capacity and competency to adequately analyze proxy issues, will be reduced to writing by the CCO in the form of a summary and/or minutes.

Essex Investment Management Company, LLC

Proxy Voting Policy

7/31/2017

Securities on Loan and Share Blocking

In general, unless otherwise directed by the client, Essex will make reasonable efforts to vote client proxies in accordance with the proxy voting recommendations of the proxy agent.

Essex generally does not vote proxies for securities on loan. Some clients may participate in client-directed security lending programs, which require a recall of the loaned securities to properly assign voting rights to the lender. Because of these administrative considerations, Essex may not receive adequate notice of a proxy voting solicitation to arrange a recall of shares through the client’s custodian or other intermediary in time to vote the proxies.

Essex may decline to vote proxies if to do so would cause a restriction to be placed on Essex’s ability to trade securities held in client accounts in “share blocking” countries. Accordingly, Essex may abstain from votes in a share blocking country in favor of preserving its ability to trade any particular security at any time.

Conflicts of Interest

As noted, Essex has an agreement with a third party as an independent proxy voting agent and Essex has adopted the third party’s proxy voting policies. The adoption of the third party’s proxy voting policies provides pre-determined policies for voting proxies and is thus designed to remove conflicts of interest that could affect the outcome of a vote. The intent of this policy is to remove any discretion that Essex may have to interpret on how to vote proxies in cases where Essex has a material conflict of interest or the appearance of a material conflict of interest.

There may be a situation where the third party itself may have a material conflict with an issuer of a proxy vote for which it is voting on Essex’s clients’ behalf. In those situations, the third party will fully or partially abstain from voting and Essex’s Committee will provide the actual voting recommendation after a review of the vote(s) involved. Essex’s CCO must approve any decision made on such vote prior to the vote being cast.

Essex’s Committee and CCO will also become involved in any other situation, though expected to be rare, where Essex takes voting discretion from the third party. In both of the preceding circumstances, the Committee and Essex’s CCO will work to ensure that prior to a vote being made, conflicts of interest were identified and material conflicts were properly addressed such that the vote was

Essex Investment Management Company, LLC

Proxy Voting Policy

7/31/2017

in the best interest of the clients rather than the product of the conflict. Essex’s Committee and CCO will also become involved in any other situation, though expected to be rare, where Essex takes voting discretion from the third party.

In both of the preceding circumstances, the Committee and Essex’s CCO will work to ensure that prior to a vote being made, conflicts of interest were identified and material conflicts were properly addressed such that the vote was in the best interest of the clients rather than the product of the conflict.

How to Obtain Voting Information	Clients may obtain information about how Essex voted proxies for securities held in their account(s) or a copy of Essex’s full proxy voting policy and procedures by calling Essex at (617) 342-3200 or emailing Essex at proxyvoting@essexinvest.com.